Exhibit 10.22

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

DISC MEDICINE, INC.

STOCK PURCHASE AND RESTRICTION AGREEMENT

Disc Medicine, Inc., a Delaware corporation (the “Company”), and AbbVie Deutschland GmbH & Co. KG (the “Purchaser”), hereby agree as follows in connection with the purchase and sale of shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of the Company specified below.  The terms and conditions attached hereto are incorporated herein and made a part hereof.

Name of Purchaser:	AbbVie Deutschland GmbH & Co. KG

Date of this Agreement:	September 13, 2019 (the “Effective Date”)

Number of Shares purchased hereunder:	4,336,841 (the “Shares”)

Repurchase Price per Share:	$0.0001 (the “Repurchase Price”)

Number of Shares that are Vested Shares on the date of this Agreement:	2,295,174

Number of Shares that are Unvested Shares on date of this Agreement:	2,041,667 (the “Unvested Shares”)

Capitalized terms used in this Agreement but not herein defined shall have the terms ascribed to them in that certain License Agreement by and between the Company and AbbVie Deutschland GmbH & Co. KG, dated as of the date hereof (the “License Agreement”).

Subject to the terms and conditions in this Agreement and the License Agreement, upon each Subsequent Closing (as defined in the Series A Preferred Stock Purchase Agreement by and between the Company and the other parties thereto, dated on or about the Effective Date) such number of Unvested Shares shall vest such that the number of Vested Shares shall be equal to [***]% of the Company’s Fully-Diluted Capitalization.

Adjustment Event Repurchase Option:

If, at the time of an Adjustment Event (as defined below), Purchaser’s Shares represent more than [***]% of the Company’s Fully-Diluted Capitalization (as defined below), then the Company shall be entitled to repurchase such number of Unvested Shares  at the Repurchase Price so that Purchaser’s total Shares equate to [***]% of Company’s Fully-Diluted Capitalization at the time of the Adjustment Event.

Additional Payment

Within [***] days following the Effective Date, the Company shall pay Purchaser (i) an amount in US dollars equal to [***]% of the aggregate value of the Shares as of the date of the closing of the Company’s Series A preferred stock financing (such value to be based on a Third Party 409A valuation of the Shares obtained within [***] days of the first Series A preferred stock financing closing) within [***] days following such first closing; (ii) provided, that, if the Series A financing does not close within [***] months after the Effective Date, the Company shall pay Purchaser an amount in US$ equal to [***]% of the aggregate value of the Shares as of the [***]-month anniversary of the Effective Date (such value to be based on a Third Party 409A valuation of the Shares obtained within [***] days of the [***]-month anniversary of the Effective Date) within [***] months after the Effective Date; (iii) provided, further that if clause (ii) applies, then, when and if the Series A financing does close, the Company shall pay an additional amount, within [***] days following the first closing of the Series A financing, equal to the positive difference, if any, between the amount calculated in accordance with foregoing clause (i) and the amount received by Purchaser pursuant to clause (ii).

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PURCHASER:		COMPANY:

ABBVIE DEUTSCHLAND GMBH & CO. KG		DISC MEDICINE, INC.

By:	/s/ Stefan Simianer	By:	/s/ Brian MacDonald
Name:	Stefan Simianer	Name:	Brian MacDonald
Title: Managing Director of AbbVie Komplementar GmbH, General Partner of AbbVie Deutschland GmbH & Co. KG		Title:	President & Chief Executive Officer

DISC MEDICINE, INC.

Stock Purchase and Restriction Agreement – Incorporated Terms and Conditions

WHEREAS, the Company agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Company, 4,336,841 Shares on terms and conditions set forth in this Stock Purchase and Restriction Agreement; and

WHEREAS, the Purchaser agrees to restrict the Shares as more fully described herein.

NOW THEREFORE, in consideration of the premises and of the mutual agreements contained in this Agreement, the parties hereto agree as follows:

1.          Purchase and Sale of Stock; Payment of Purchase Price.  The Company hereby sells and the Purchaser hereby purchases the Shares specified on the cover page pursuant to the License Agreement.  The Company hereby acknowledges receipt of full payment for the Shares, which is agreed to be at least 100% of the fair market value of the Shares, in the form of consideration granted to the Company pursuant to the License Agreement. The Company will promptly issue a certificate or certificates registered in the Purchaser’s name representing the Shares, with such certificates to be held in escrow in accordance with the terms hereof.

2.          Definitions.  The following definitions shall apply:

“Acquisition Event” means, in one or a series of related transactions, (1) the sale or other disposition of all or substantially all of the assets of the Company, (2) the sale or other disposition of all of the issued and outstanding stock of the Company, or (3) the merger or consolidation of the Company with or into another entity in which all of the issued and outstanding stock of the Company is converted into or exchanged for cash or securities of another entity, and the current stockholders of the Company own less than, or would own less than, a majority of the voting stock of such entity; provided, in each case, that the stockholders of the Company immediately before such transaction do not, immediately thereafter, beneficially own (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) a majority of the outstanding equity of the entity that acquires the Company’s assets or stock or of the surviving or resulting entity in such a merger or consolidation; provided further that none of the following shall constitute an Acquisition Event for purposes of this Agreement: (x) a bona fide capital raise by the Company or (y) a reorganization, spin-out, merger, consolidation or recapitalization undertaken solely for tax planning purposes not involving a party that is not a stockholder of the Company prior to such corporate action.

“Adjustment Event” means, prior to the Company having achieved the Total Financing Amount, the first to occur of (i) an Acquisition Event, or (ii) an IPO.

“Board of Directors” means the Board of Directors of the Company.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company, subject to adjustments pursuant to Section 7.

“Fully-Diluted Capitalization” means (i) all of the issued and outstanding shares of common stock, preferred stock (calculated on an as-converted to common stock basis) and other capital stock or equity security of the Company, (ii) any issued and outstanding security which is convertible, with or without consideration, into any common stock, preferred stock or other equity security of the Company, and (iii) any shares reserved under any Company equity incentive plan and any issued and outstanding security, option or other agreement carrying or including any warrant, option or right to subscribe to or purchase any common stock, preferred stock, or other equity security of the Company.

“IPO” means the closing of a firm commitment underwritten public offering of Common Stock.

“Total Financing Amount” means a cumulative arm’s-length investment of up to $[***] in the Company pursuant to that certain Series A Preferred Stock Purchase Agreement dated on or about the date hereof, by and among the Company and the purchasers named therein.

3.          Vesting.  Unvested Shares shall become “Vested Shares” (or shall “vest”) on such dates and in an amount equal to that which is set forth on the cover page.  Shares that have been so earned shall be regarded as “Vested Shares” and Shares that have not been so earned shall be regarded as “Unvested Shares.”    For purposes of clarity, the Board of Directors, in its discretion, may accelerate any vesting dates or waive any of the requirements for vesting.

4.          Right of Repurchase.

(a)          Transfers.  The Purchaser may not sell, assign, transfer, pledge, hypothecate, gift, mortgage or otherwise encumber or dispose of (“Transfer”) all or any of the Unvested Shares, or any interest therein, except to the Company (or any successor to the Company) pursuant to this Section 4.

(b)          Purchase by the Company in Connection with Adjustment Event.  In connection with an Adjustment Event, the Purchaser shall sell to the Company (or the Company’s assignee) all Unvested Shares that are subject to the “Adjustment Event Repurchase Option” set forth on the cover page of this Agreement in accordance with the procedures set forth below, unless the Board of Directors determines not to purchase such Shares.  The price at which the Company may purchase any Shares subject to the Adjustment Event Repurchase Option (the “Adjustment Repurchase Price”) shall be the Repurchase Price per Share set forth on the cover page of this Agreement (subject to adjustment as herein provided). The Company shall be deemed to have exercised its repurchase right automatically for all Unvested Shares subject to the Adjustment Event Repurchase Option, and such Unvested Shares once repurchased shall be retired by the Company, unless the Company prior to the Adjustment Event notifies the Purchaser that it will not exercise its repurchase right under this Section 4(c) for some or all of such Unvested Shares. The Company shall mail a check for the Adjustment Repurchase Price to the Purchaser or shall cancel indebtedness owed to the Company by the Purchaser by written notice mailed to the Purchaser, or both.  The Escrow Holder (as defined below) shall deliver to the Company a certificate or certificates evidencing the Unvested Shares so repurchased, each duly endorsed for transfer to the Company. Notwithstanding the foregoing, the repurchase shall be effective as of immediately prior to the effectiveness of the Adjustment Event, in accordance with the terms hereof, whether or not the certificate or certificates have been surrendered.

5.          Company Representations.

(a)          Organization, Good Standing and Qualification.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as currently conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would not have a material adverse effect. True and accurate copies of the Restated Certificate and the Company’s Bylaws (“Bylaws”), as in effect at the Closing, are attached hereto as Exhibit A and Exhibit B, respectively.

(b)          Authorization.  All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the other agreements entered into in connection herewith (the “Ancillary Agreements”), the performance of all obligations of the Company hereunder and thereunder and the authorization, issuance (or reservation for issuance), sale and delivery of the Shares being sold hereunder has been taken and this Agreement and the Ancillary Agreements, when executed and delivered by the Company, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to: (a) laws limiting the availability of specific performance, injunctive relief, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally; (b) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights generally; and (c) limitations on the enforceability by applicable laws and principles of public policy of any indemnification provisions contained in any of the Ancillary Agreements.

(c)          Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the offer, sale or issuance of the Shares or the consummation of any other transaction contemplated hereby, except for (a) filings pursuant to Regulation D of the Securities Act, and (b) such filings as may be required under applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the Company to require any such consent, approval, order, authorization, registration, qualification, designation, declaration or filing.

(d)          Valid Issuance of Preferred and Common Stock. The Shares being purchased by the Purchaser hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Ancillary Agreements and under applicable state and federal securities laws.

(e)          Capitalization.  As of immediately following the purchase of the Shares, the authorized capital of the Company consists of:

(i)          65,000,000 shares of Common Stock, 7,912,233 shares of which are issued and outstanding; and

(ii)          46,666,666 shares of Preferred Stock par value per share, (“Preferred Stock”), of which 5,000,000 shares have been designated Series Seed Preferred Stock, none of which are outstanding, and 41,666,666 shares have been designated Series A Preferred Stock, none of which are outstanding.

As of immediately prior to the issuance of the Shares hereunder, the Company has reserved an aggregate of 7,562,358 shares of Common Stock for issuance to employees and other service providers pursuant to the Company’s 2017 Stock Option and Grant Plan, duly adopted by the Board of Directors and approved by the stockholders of the Company, under which 186,392 shares have been issued pursuant to restricted stock purchase agreements, no options to acquire Common Stock have been granted and are currently outstanding. All issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding securities have been validly issued in compliance with all applicable state and federal securities laws.  Immediately following the issuance of the Shares, the Purchaser shall own [***]% of the fully diluted outstanding shares of Common Stock of the Company (assuming the conversion of all issued and outstanding shares of preferred stock and the issuance of all securities upon the exercise of all outstanding options or warrants issued as of the date hereof or reserved under the Company’s 2017 Stock Option and Grant Plan).

6.          Investment Representation.

(a)          The Purchaser represents, warrants and acknowledges that the Purchaser: (i) has had an opportunity to ask questions of and receive answers from a Company representative concerning the terms and conditions of this investment; (ii) is acquiring the Shares with the Purchaser’s own funds, for the Purchaser’s own account for the purpose of investment, and not with a view to any resale or other distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”); (iii) is a sophisticated investor with such knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the Shares and that the Purchaser is able to and must bear the economic risk of the investment in the Shares for an indefinite period of time because the Shares have not been registered under the Securities Act, and therefore, cannot be offered or sold unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  Furthermore, the Company may place legends on any stock certificate representing the Shares with the securities laws and contractual restrictions thereon and issue related stop transfer instructions.

(b)          The Purchaser acknowledges and understands that the Shares have not been registered under the Securities Act, nor registered pursuant to the provisions of the securities laws or other laws of any other applicable jurisdictions, in reliance on exemptions for private offerings contained in Section 4(a)(2) of the Securities Act and in the laws of such jurisdictions.  The Purchaser further understands that the Company has no intention and is under no obligation to register the Shares under the Securities Act or to comply with the requirements for any exemption that might otherwise be available, or to supply the Purchaser with any information necessary to enable the Purchaser to make routine sales of the Shares under Rule 144 or any other rule of the Securities and Exchange Commission.

7.          Changes in Company Capital Stock.  If, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Common Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, or, if, as a result of any merger, consolidation or sale of all or substantially all of the assets of the Company, the outstanding shares of Common Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Board of Directors shall make an appropriate or proportionate adjustment in (i) the number and kind of Shares subject to this Agreement and (ii) the repurchase price per Unvested Share, if any. No fractional Shares shall be issued under this provision resulting from any such adjustment, but the Board of Directors in its discretion may make a cash payment in lieu of fractional shares.  Upon the occurrence of any merger or consolidation of the Company with or into another entity as a result of which the Common Stock is converted into or exchanged for the right to receive cash, securities or other property, or any exchange of the Common Stock for cash, securities or other property pursuant to a share exchange transaction, the restrictions on transfer and the other provisions of this Agreement shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Unvested Shares were converted into or exchanged for pursuant to such transaction in the same manner and to the same extent as they applied to the Unvested Shares under this Agreement.

8.          Rights as a Stockholder. Subject to the terms of Section 9 of this Agreement, the Purchaser shall have the rights of a stockholder with respect to the voting of the Shares and dividends. The Purchaser shall be considered the record owner of and shall be entitled to vote the Shares if and to the extent such Shares are entitled to voting rights. As a condition to the issuance of the Shares to Purchaser, the Purchaser shall be entitled to receive all dividends and any other distributions declared on the Shares; provided, however, that the Company is under no duty to declare any such dividends or to make any such distribution and provided, further, that any such dividends or other distributions paid on Unvested Shares shall be held in escrow until such time, if ever, as such shares become Vested Shares. The Purchaser shall execute a counterpart signature page and become a Key Holder (as defined in each of the ROFR Agreement (as defined hereinafter) and the Voting Agreement (as defined hereinafter), as applicable) to: (i) that certain Voting Agreement by and among the Company and the other parties thereto in substantially the form attached hereto as Exhibit C and dated on or about the Effective Date (the “Voting Agreement”); and (ii) that certain Right of First Refusal and Co-Sale Agreement by and among the Company and the other parties thereto in substantially the form attached hereto as Exhibit D and dated on or about the Effective Date (the “ROFR Agreement”).

9.          Escrow of Shares.  All Unvested Shares shall be held in escrow by the Company, as escrow holder (“Escrow Holder”).

(a)          The Escrow Holder is hereby directed to transfer the Unvested Shares in accordance with this Agreement or instructions signed by both the Purchaser and the Company.  If the Company or any assignee exercises its repurchase rights hereunder, the Escrow Holder, upon receipt of written notice of such exercise from the Company or such assignee, shall take all steps necessary to accomplish such transfer.  The Purchaser hereby grants the Escrow Holder an irrevocable power of attorney coupled with an interest to take any and all actions required to effect such transfer.

(b)          The Escrow Holder may act in reliance upon advice of counsel in reference to any matter(s) connected with this Agreement, and shall not be liable for any mistake of fact or error of judgment, or for any acts or omissions of any kind, unless caused by its willful misconduct or gross negligence.

(c)          With respect to any Unvested Shares that become Vested Shares, the Company shall promptly release and issue  a new certificate for the number of shares which have become Vested Shares and shall deliver such certificate to the Purchaser and shall deliver to the Escrow Holder a new certificate for the remaining Unvested Shares in exchange for the certificate then being held by the Escrow Holder.

(d)          If, from time to time while the Escrow Holder is holding Unvested Shares, there is any stock dividend, stock split or other change in or respecting such shares, any and all new, substituted or additional securities to which the Purchaser is entitled by reason of his ownership of the Unvested Shares shall be immediately subject to this escrow, deposited with the Escrow Holder and included thereafter as “Unvested Shares” for purposes of this Agreement and the repurchase rights of the Company.

10.          Legend.  Any certificate(s) representing the Unvested Shares shall carry substantially the following legend:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS (INCLUDING REPURCHASE AND RESTRICTIONS AGAINST TRANSFERS) CONTAINED IN A CERTAIN STOCK PURCHASE AND RESTRICTION AGREEMENT BY AND AMONG THE STOCKHOLDER AND THE CORPORATION. A COPY OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE CORPORATION AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE REGISTRATION PROVISIONS OF SAID ACT HAVE BEEN COMPLIED WITH OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

THE CORPORATION IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK.  THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS, AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS OF EACH CLASS OF STOCK OR SERIES OF ANY CLASS ARE SET FORTH IN THE CERTIFICATE OF INCORPORATION OF THE CORPORATION.  THE CORPORATION WILL FURNISH A COPY OF THE CERTIFICATE OF INCORPORATION OF THE CORPORATION TO THE HOLDER HEREOF WITHOUT CHARGE UPON WRITTEN REQUEST.

11.          Miscellaneous.

(a)          Notices. All notices to be given or otherwise made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument, delivered by hand in person, or by express overnight courier service, or by electronic facsimile transmission (with a copy sent by first class mail, postage prepaid), or by registered or certified mail, return receipt requested, postage prepaid, addressed, if to the Purchaser, to the address set forth below or at the address shown on the records of the Company, and if to the Company, to the Company’s principal executive offices, attention of the President.

(b)          Entire Agreement; Modification.  This Agreement and the License Agreement constitute the entire agreement between the parties relative to the subject matter hereof, and supersede all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Agreement.  This Agreement may be modified, amended or rescinded only by a written agreement executed by both parties.

(c)          Waivers.  From time to time, the Company may waive its rights hereunder either generally or with respect to one or more specific transfers or actions that have been proposed, attempted or made.  All action to be taken by the Company shall be taken by the vote of the members of the Board of Directors then in office.  No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

(d)          Severability.  The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.

(e)          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the limitations set forth herein.

(f)          Governing Law.  This Agreement and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of New York, applied without regard to conflict of law principles.

(g)          No Obligation to Continue Relationship.  Neither this Agreement nor any provision hereof imposes any obligation on the Company to initiate or continue the Purchaser in any Business Relationship with the Company.  The Purchaser acknowledges that the consideration for the Purchaser’s Business Relationship may be the vesting of Shares as provided herein, and that the Company may terminate such Business Relationship in accordance with the terms set forth in the License Agreement.

(h)          Counterparts.  This Agreement may be executed in two or more counterparts, each one of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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